Media Contact:	Bob Klein (414) 343-4433
Financial Contact:	Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON REPORTS 2008 RESULTS, PLANS LOWER 2009 SHIPMENTS

AND UNVEILS STRATEGY FOR CURRENT ENVIRONMENT

Company Generated Full-Year Profit of $654.7 Million

Fourth Quarter Revenue, Net Income and EPS Declined

Three-Part Strategy Includes Workforce Reductions to Address Volume Slow-Down

        Milwaukee, Wis., January 23, 2009 – Harley-Davidson Inc. (NYSE:HOG) reported decreased revenue, net income and earnings per share for the fourth quarter of 2008 compared to the year-ago quarter. The Company said it plans lower motorcycle shipments in 2009 and made public its overall strategy to deal with the current economic environment.

        “We have a strong core business anchored by a uniquely powerful brand, but we are certainly not immune to the current economic conditions,” said Jim Ziemer, Chief Executive Officer, Harley-Davidson Inc. “We have a clear strategy to not only deal with the economic conditions, but also strengthen our long-term operations and financial results. We are executing that strategy with confidence and conviction.”

Fourth-Quarter and Full-Year Results

        Revenue for the quarter was $1.29 billion compared to $1.39 billion in the year-ago quarter, a 6.8 percent decrease. Net income for the quarter was $77.8 million compared to $186.1 million in the fourth quarter 2007, a decrease of 58.2 percent. Fourth quarter diluted earnings per share were $0.34, a 56.4 percent decrease compared to last year’s $0.78.

        Revenue for the full year 2008 was $5.59 billion compared to $5.73 billion in 2007, a 2.3 percent decline. Full-year net income was $654.7 million, compared to $933.8 million in 2007. Diluted earnings per share were $2.79, a decrease of 25.4 percent compared to $3.74 in 2007. The full-year results are below the previously provided company guidance.

        For the full year, wholesale shipments of Harley-Davidson® motorcycles were 303,479 units, an 8.2 percent decrease compared to 330,619 units in 2007.

2009 Shipment Plan, Gross Margins

        In the first quarter of 2009, the Company plans to ship between 74,000 and 78,000 new Harley-Davidson motorcycles, a 3.0 percent to 8.5 percent increase versus the first quarter of 2008. However, for the full year 2009, the Company plans to ship between 264,000 and 273,000 new Harley-Davidson motorcycles, a 10 percent to 13 percent reduction from 2008.

        “We reduced our production levels prudently in 2008, helping our dealers achieve lower inventory levels,” said Ziemer, “and we’re going to show similar discipline in 2009. That’s not only critical for the health of our business, but for our dealers’ businesses, as well.”

        For the full year 2009, the Company expects gross margins to be between 30.5 percent and 31.5 percent, which compares to 34.5 percent for the full year 2008. The decrease is primarily due to an expected unfavorable shipment mix versus 2008, the allocation of fixed costs over fewer units, and expected unfavorable foreign currency exchange rates versus 2008. Given the volatility of the current economic environment, the Company also indicated it would not provide EPS guidance for 2009.

Strategy for the Current Economic Environment

        The Company is executing a three-part strategy that includes a number of measures to deal with the impact of the recession and worldwide slowdown in consumer demand, with the intent of strengthening its operations and financial results going forward.

        “Our strategy is focused on three critical areas: to invest in the Harley-Davidson brand, get our cost-structure right, and obtain funding for HDFS to help our dealers sell motorcycles and our retail customers to buy them,” said Ziemer

Investing in the Brand

        The Company is reinforcing its support of the Harley-Davidson brand, accelerating its ongoing marketing efforts to reach out to emerging rider groups, including younger and diverse riders. In addition, the Company will continue to focus on product innovations targeted at specific growth opportunities with its strong core customer base and new riders.

        In the U.S., the Company said its Sportster® motorcycle trade-up program is being well-received by dealers and consumers and is generating new floor traffic during the winter months. The program lets riders who already own a qualifying Sportster motorcycle, or who buy a new Sportster motorcycle, receive back the original Manufacturer’s Suggested Retail Price value when they trade up to a Harley-Davidson Big Twin or VRSC motorcycle at participating dealerships.

        Outside the U.S., the Company will continue to support the product, dealer development and marketing activities which, during the last several years, have helped drive strong retail sales growth.

        “Among other things, the Harley-Davidson brand stands for strength and resilience, and we’re managing the business in this economic climate in ways that we believe will build long-term value into the brand,” said Ziemer.

Adjusting the Cost Structure

        As a result of motorcycle volume reduction and the Company’s commitment to improve its cost structure, Harley-Davidson plans to:

•	Consolidate its two engine and transmission plants in the Milwaukee area into its facility in Menomonee Falls, Wis.

•	Consolidate paint and frame operations at its assembly facility in York, Pa.

•	Close its distribution facility in Franklin, Wis., consolidating Parts and Accessories and General Merchandise distribution through a third party.

•	Discontinue its domestic transportation fleet operation.

        The planned volume reduction and restructuring actions are expected to result in the elimination of about 1,100 jobs over 2009 and 2010, including about 800 hourly production positions and about 300 non-production, primarily salaried positions. About 70 percent of the workforce reduction is expected to occur in 2009.

        “We obviously need to make adjustments to address the current volume declines,” said Ziemer. “But we are also determined to do that in a way that will make us more competitive for the long term. Our management group will engage with union leaders, through our partnering relationship, regarding these changes.”

        On a combined basis, Harley-Davidson expects the volume reduction and changes to operations to result in one-time charges of approximately $110 million to $140 million over 2009 and 2010, and ongoing annual savings of approximately $60 million to $70 million upon completion of the restructuring actions.

Obtaining Additional Funding for HDFS

        The Company said it is evaluating a range of options to provide the necessary liquidity for the wholesale and retail lending activities of Harley-Davidson Financial Services (HDFS).

        “We’re evaluating options in order to obtain the necessary funding to support Harley-Davidson dealers and customers throughout the year,” said Tom Bergmann, Chief Financial Officer of Harley-Davidson, Inc. and interim President of HDFS.

Additional Detail on 2008 Results

Motorcycles and Related Products Segment – Fourth Quarter Results

        Revenue from Harley-Davidson motorcycles was $1.02 billion, a decrease of $95.4 million or 8.5 percent versus the same period last year. Shipments of Harley-Davidson motorcycles totaled 76,581 units, down 4,625 units or 5.7 percent compared to last year’s fourth quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $152.1 million, lower by $13.1 million or 7.9 percent compared to the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, totaled $69.0 million, a decline of $4.4 million or 6.0 percent from the year-ago quarter.

        Gross margin for the fourth quarter of 2008 was 31.6 percent of revenue compared to 35.7 percent for the fourth quarter last year. This decrease is primarily due to unfavorable shipment mix versus last year’s fourth quarter, higher product costs and the cost of the Sportster motorcycle trade-up promotion. Fourth quarter operating margin decreased to 12.0 percent from 18.1 percent in the fourth quarter of 2007, reflecting the impact of lower revenue in the fourth quarter of 2008 compared to the year-ago period.

Motorcycle Retail Sales Data

        During the fourth quarter, worldwide retail sales of Harley-Davidson motorcycles decreased 13.1 percent compared to the fourth quarter of 2007. U.S. retail sales of Harley-Davidson motorcycles were down 19.6 percent for the quarter. The overall heavyweight motorcycle market in the U.S. decreased 25.5 percent for the same period.

        Retail sales of Harley-Davidson motorcycles grew 0.7 percent in the Company’s international markets during the fourth quarter of 2008 compared to the year-ago period. Fourth quarter retail sales increased 1.4 percent in Canada; the Europe Region was up 3.4 percent; the Asia Pacific Region was down 8.9 percent; and the Latin America Region was up 28.0 percent.

        For the full-year 2008, worldwide retail sales of Harley-Davidson motorcycles declined 7.1 percent compared to the prior year. U.S. retail sales of Harley-Davidson motorcycles declined 13.0 percent for the full year while the U.S. heavyweight market was down 7.0 percent for the same period. International retail sales of Harley-Davidson motorcycles increased 10.3 percent for the full year 2008.

        Full year data are listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) recorded an operating loss of $24.9 million for the fourth quarter, $63.5 million lower than the operating income in the year-ago quarter. The decrease is primarily due to a $35.1 million write-down of retained securitization interests and a $28.4 million write-down to fair value of finance receivables held for sale. The write-downs were due to higher projected credit losses and an increase in the discount rate used for the valuation of receivables.

        “Our priorities for HDFS in 2009 are to continue to obtain funding for its lending activities, manage credit losses in this challenging environment and provide support to the Harley-Davidson dealer network,” said Bergmann.

Income Tax Rate

        The Company’s fourth quarter effective income tax rate was 36.9 percent compared to 35.5 in the same quarter last year. The 2008 fourth quarter increase was primarily related to the tax implications of MV Agusta, which the Company acquired in August 2008.

Harley-Davidson, Inc. – Twelve Month Results

        For the full year of 2008, revenue totaled $5.59 billion, down 2.3 percent from last year’s $5.73 billion. Shipments of Harley-Davidson motorcycles were 303,479 units, compared to last year’s 330,619 units. Harley-Davidson motorcycle revenue was $4.28 billion, down 3.8 percent compared to last year’s $4.45 billion. P&A revenue was $858.7 million, down 1.1 percent compared to last year’s $868.3 million. General Merchandise revenue increased to $313.8 million, a 2.8 percent increase compared to $305.4 million in the full year of 2007.

        HDFS operating income was $82.8 million, a 61.0 percent decrease from last year’s $212.2 million.

Cash Flow

        Cash and marketable securities totaled $593.6 million as of December 31, 2008. Cash used by operations was $684.6 million, and capital expenditures were $232.2 million during the full year of 2008.

        For the full year of 2009, capital expenditures, excluding those associated with restructuring activities, are expected to be between $180 million and $200 million. The Company expects restructuring activities to result in additional capital expenditures of $10 million to $20 million in 2009.

Stock Repurchase

        The Company did not repurchase shares in the fourth quarter of 2008. For the full year 2008, the Company repurchased 6.4 million shares of its common stock at a cost of $250.4 million. On December 31, 2008, the Company had 232.8 million shares of common stock outstanding.

        As of December 31, 2008, there were 16.7 million shares remaining on a board-approved share repurchase authorization. An additional board-approved share repurchase authorization is in place to offset option exercises.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Buell Motorcycle Company (Buell), MV Agusta and Harley-Davidson Financial Services (HDFS). Harley-Davidson Motor Company produces heavyweight custom, touring and cruiser motorcycles. Buell produces American sport performance motorcycles. MV Agusta produces premium, high-performance sport motorcycles sold under the MV Agusta® brand and lightweight sport motorcycles sold under the Cagiva® brand. HDFS provides wholesale and retail financing and insurance programs primarily to Harley-Davidson and Buell dealers and customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) effectively execute the Company’s restructuring plans within expected costs, (ii) manage the risks that our independent dealers may have difficulty adjusting to the recession and slowdown in consumer demand, (iii) manage supply chain issues, (iv) anticipate the level of consumer confidence in the economy, (v) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (vi) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (vii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (viii) manage production capacity and production changes, (ix) provide products, services and experiences that are successful in the marketplace, (x) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xi) sell all of its motorcycles and related products and services to its independent dealers, (xii) continue to develop the capabilities of its distributor and dealer network, (xiii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xiv) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xv) adjust to healthcare inflation, pension reform and tax changes, (xvi) retain and attract talented employees, (xvii) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, (xvii) implement and manage enterprise-wide information technology solutions and secure data contained in those systems, and (xix) successfully integrate and profitably operate MV Agusta Group.

        In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current turbulent capital, credit and retail markets and our ability to adjust to the recession.

        The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net revenue	$1,292,591	$1,386,354	$5,594,307	$5,726,848
Gross profit	408,686	494,534	1,930,819	2,114,100
Operating expenses	254,009	243,945	964,429	883,457

Operating income from motorcycles & related products	154,677	250,589	966,390	1,230,643
Financial services income	64,875	96,232	376,970	416,196
Financial services expense	89,797	57,678	294,205	204,027

Operating (loss) income from financial services	(24,922)	38,554	82,765	212,169
Corporate expenses	5,649	3,488	20,131	17,251

Income from operations	124,106	285,655	1,029,024	1,425,561
Investment income	2,462	2,826	9,495	22,258
Interest expense	3,316	--	4,542	--

Income before provision for income taxes	123,252	288,481	1,033,977	1,447,819
Provision for income taxes	45,443	102,404	379,259	513,976

Net income	$77,809	$186,077	$654,718	$933,843

Earnings per common share:
Basic	$0.34	$0.78	$2.80	$3.75
Diluted	$0.34	$0.78	$2.79	$3.74
Weighted-average common shares:
Basic	231,786	239,390	234,225	249,205
Diluted	232,037	239,845	234,477	249,882
Cash dividends per common share	$0.33	$0.30	$1.29	$1.06

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$593,558	$402,854
Marketable securities	--	2,475
Accounts receivable, net	296,258	181,217
Finance receivables held for sale	2,443,965	781,280
Finance receivables held for investment, net	1,378,461	1,575,283
Inventories	400,908	349,697
Other current assets	264,731	174,508

Total current assets	5,377,881	3,467,314
Finance receivables held for investment, net	817,102	845,044
Other long-term assets	1,633,642	1,344,248

	$7,828,625	$5,656,606

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$865,108	$785,124
Short-term debt	1,738,649	722,447
Current portion of long-term debt	--	397,508

Total current liabilities	2,603,757	1,905,079
Debt	2,176,238	980,000
Pension liability and postretirement healthcare benefits	758,411	244,082
Other long-term liabilities	174,616	151,954
Total shareholders’ equity	2,115,603	2,375,491

	$7,828,625	$5,656,606

Note: On January 1, 2008 the Company recorded a reduction to shareholders’ equity of $18.1 million ($11.2 million, net of tax) to adopt provisions of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” that require sponsors of defined benefit pension and postretirement plans to measure the funded status of those plans as of the date of the year-end statement of financial position.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2008	December 31, 2007	December 31, 2006
Net cash (used by) provided by operating activities	$(684,649)	$798,146	$761,780
Cash flows from investing activities:
Capital expenditures	(232,169)	(242,113)	(219,602)
Finance receivables held for investment, net	(159,631)	(145,381)	(151,624)
Collection of retained securitization interests	93,747	118,175	101,641
Net change in marketable securities	2,543	657,735	253,512
Acquisition of business, net of cash acquired	(95,554)	--	--
Other, net	(2,183)	2,789	(19,186)

Net cash (used by) provided by investing activities	(393,247)	391,205	(35,259)
Cash flows from financing activities:
Proceeds from issuance of medium term notes	993,550	398,144	--
Repayment of medium term notes	(400,000)	--	--
Net increase (decrease) in credit
facilities and unsecured commercial paper	761,065	(16,247)	493,125
Net borrowings of asset-backed commercial paper	490,000	--	--
Repayment of senior subordinated debt	--	(30,000)	--
Dividends	(302,314)	(260,805)	(212,914)
Purchase of common stock for treasury	(250,410)	(1,153,439)	(1,061,968)
Excess tax benefits from share-based payments	320	3,066	18,933
Issuance of common stock under employee
stock option plans	1,179	21,478	125,801

Net cash provided by (used by) financing activities	1,293,390	(1,037,803)	(637,023)
Effect of exchange rate changes on cash
and cash equivalents	(24,790)	12,909	7,924
Net increase in cash and cash equivalents	190,704	164,457	97,422
Cash and cash equivalents:
At beginning of period	402,854	238,397	140,975

At end of period	$593,558	$402,854	$238,397

Net Revenue and Motorcycle
Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,022,908	$1,118,328	$4,278,241	$4,446,637
Buell® motorcycles	33,382	27,739	123,086	100,534
Parts & Accessories	152,108	165,190	858,748	868,297
General Merchandise	69,005	73,424	313,835	305,435
Other	15,188	1,673	20,397	5,945

	$1,292,591	$1,386,354	$5,594,307	$5,726,848

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	57,081	59,092	206,309	241,539
International	19,500	22,114	97,170	89,080

Total	76,581	81,206	303,479	330,619

Motorcycle product mix:
Touring	26,196	29,142	101,887	114,076
Custom	35,592	34,931	140,908	144,507
Sportster®	14,793	17,133	60,684	72,036

Total	76,581	81,206	303,479	330,619

BUELL UNITS
Motorcycle shipments:
Buell	3,895	3,137	13,119	11,513

Retail Sales of Harley-Davidson Motorcycles

	Three months ended		Twelve months ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
North America Region
United States	29,502	36,680	218,939	251,772
Canada	1,950	1,924	16,502	14,779

Total North America Region	31,452	38,604	235,441	266,551
Europe Region (Includes Middle East and Africa)
Europe*	6,441	6,272	40,725	38,866
Other	834	761	4,317	3,436

Total Europe Region	7,275	7,033	45,042	42,302
Asia Pacific Region
Japan	3,152	3,737	14,654	13,765
Other	2,873	2,873	10,595	9,689

Total Asia Pacific Region	6,025	6,610	25,249	23,454
Latin America Region	2,003	1,565	8,037	5,467

Total Worldwide Retail Sales	46,755	53,812	313,769	337,774

Data Source (subject to update)
Data source for all 2007 and 2008 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

* Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Market Data

	Twelve months ended
	December 31, 2008	December 31, 2007
United States[1]	479,776	516,083

	Eleven months ended
	November 30, 2008	November 30, 2007
Europe[2]	383,526	372,117

1 - United States industry data includes 651+cc models, derived from submission of motorcycle retail sales by each major manufacturer to an independent third party.

2 - Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency. Europe market data is reported on a one-month lag.